EXHIBIT 21.1

List of Subsidiaries of Synutra International, Inc.

Subsidiary	Jurisdiction
Synutra, Inc.	Illinois
Qingdao Sheng Yuan Dairy Co., Ltd.	China
Sheng Yuan Nutritional Food Co., Ltd.	China
Luobei Sheng Yuan Dairy Co., Ltd.	China
Zhangjiakou Sheng Yuan Dairy Co., Ltd.	China
Inner Mongolia Sheng Yuan Food Co., Ltd.	China
Mei Tai Technology (Qingdao) Co., Ltd.	China
Heilongjiang Baoquanling Sheng Yuan Dairy Co., Ltd.	China
Inner Mongolia Meng Yuan Food Co., Ltd.	China
Heilongjiang Baoquanling Sheng Yuan Dairy Cow Breeding Co., Ltd.	China